Exhibit 4.1

UNISYS CORPORATION

$210,000,000

6.25% SENIOR NOTES DUE 2017

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 21, 2012

To

INDENTURE

Dated as of June 1, 2012

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

TABLE OF CONTENTS

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01	Definitions	1
Section 1.02	Other Definitions	5
Section 1.03	Incorporation by Reference of Trust Indenture Act	6
Section 1.04	Rules of Construction	6
Section 1.05	Relationship with Base Indenture	6

ARTICLE 2. THE NOTES

Section 2.01	Form and Dating	7

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01	Base Indenture	7
Section 3.02	Notice to Trustee	8
Section 3.03	Selection of Notes to Be Redeemed	8
Section 3.04	Notice of Redemption	8
Section 3.05	Effect of Notice of Redemption	9
Section 3.06	Deposit of Redemption Price	9
Section 3.07	Notes Redeemed in Part	9
Section 3.08	Optional Redemption	10
Section 3.09	Mandatory Redemption; Sinking Fund	10

ARTICLE 4.
COVENANTS

Section 4.01	Base Indenture	10
Section 4.02	Reports.	10
Section 4.03	Stay, Extension and Usury Laws	11
Section 4.04	Restrictions on Secured Debt	11
Section 4.05	Change of Control	12
Section 4.06	Corporate Existence	13
Section 4.07	Subsidiary Guarantors	13
Section 4.08	Sale and Lease-Back Transactions	14

ARTICLE 5.
SUCCESSORS

Section 5.01	Base Indenture	14
Section 5.02	Merger, Consolidation or Sale of Assets	15
Section 5.03	Successor Corporation Substituted	15

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01	Base Indenture	16
Section 6.02	Events of Default	16
Section 6.03	Acceleration	17
Section 6.04	Waiver of Defaults	17
Section 6.05	Limitation on Suits	18

ARTICLE 7.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01	Base Indenture	18

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FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) dated as of August 21, 2012 by and between Unisys Corporation, a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 1, 2012 (the “Base Indenture”), providing for the issuance from time to time of one or more series of the Company’s securities.

The Company desires and has requested the Trustee, pursuant to Section 8.1 of the Base Indenture, to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Base Indenture to the extent set forth herein to provide for the issuance and the terms of the Notes (as defined below).

Section 8.1 of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders (as defined in the Base Indenture) to establish the form and terms of Securities of any series as permitted by Article 2 thereof. The provisions contained in this First Supplemental Indenture shall govern only the 6.25% Senior Notes due 2017 issued hereunder.

The execution and delivery of this First Supplemental Indenture has been duly authorized by a Board Resolution (as defined in the Base Indenture).

All conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 6.25% Senior Notes due 2017 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01	Definitions.

Capitalized terms used in this First Supplemental Indenture shall have the meanings set forth below. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Base Indenture.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, what the Company believes in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, including any extension. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the amount of rental payments in the previous sentence will be determined using the lesser of (x) the amount of rental payments up to the first date the lease may be terminated (in which case the amount will also include the amount of the penalty) or (y) the amount of rental payments determined assuming no such termination. For purposes of this definition, any amounts the lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts the lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of the lessee’s obligations under the lease.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning set forth in the preamble to this First Supplemental Indenture, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of this First Supplemental Indenture.

“Capital Markets Debt” means any debt securities evidenced by notes, bonds or debentures (excluding, for the avoidance of doubt, any term loan, revolving loan or Qualified Receivables Financing) issued in the capital markets by the Company or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or any of its Subsidiaries;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Company” means Unisys Corporation, and any and all successors thereto.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of two Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date, the total assets of such Person and its Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Subsidiaries is available as of that date minus (a) all current liabilities of such Person and its Subsidiaries (excluding any current liabilities for borrowed money having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets (which, for the avoidance of doubt, shall exclude marketable software, net) of such Person and its Subsidiaries reflected on such balance sheet, as determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” means the credit agreement, dated as of June 23, 2011, among the Company, the lenders party thereto, General Electric Capital Corporation, as lender, agent and swing line lender, Citibank, N.A., as syndication agent, Wells Fargo Capital Finance, LLC, as documentation agent and the other agents, arrangers and lenders party thereto, together with any related documents (including any security documents and guarantee agreements), as the same may be amended, modified, supplemented, extended, renewed, refinanced, replaced or substituted from time to time in any manner (whether upon termination or otherwise, including with a Qualified Receivables Financing, term loan or by means of sales of debt securities) in whole or in part whether by the same or any other institutional investor(s), agent(s) or lender(s) including any such amendment, modification, supplement, extension, renewal, refinancing, replacement or substitution that increases the principal amount or amount to be borrowed at any time outstanding not to exceed $200.0 million.

“Description of the Notes” means the Description of the Notes section of the Company’s prospectus supplement, dated August 16, 2012, relating to the offering of the Notes.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“First Supplemental Indenture” has the meaning set forth in the preamble hereof.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, including those contained in the Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date.

“Global Notes” means individually and collectively, each of the Global Notes substantially in the form of Exhibit A attached hereto issued in accordance with Section 2.01(a) of this First Supplemental Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means indebtedness for borrowed money (excluding, for the avoidance of doubt, trade payables).

“Indenture” means the Base Indenture, as supplemented by this First Supplemental Indenture, governing the Notes, in each case, as amended, supplemented or restated from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are initially issued.

“Long-Term Indebtedness” means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Notes” has the meaning assigned to it in the preamble to this First Supplemental Indenture.

“Qualified Receivables Financing” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries sells, conveys or otherwise transfers, or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Rating Agency” means (1) S&P, (2) Moody’s or (3) if either of S&P or Moody’s shall not then exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Ratings Event” means with respect to the Notes at any time from or after the occurrence of a Change of Control and until the earlier to occur of (x) 60 days after the later of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (y) both Rating Agencies publicly reaffirming an Investment Grade Rating on the Notes following such Change of Control, the Notes have a below Investment Grade Rating by either Rating Agency.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. and its successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 P.M., New York City time, on the third Business Day preceding that redemption date.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means the leasing by the Company or any Subsidiary of any Property, whether owned at the date of this First Supplemental Indenture or acquired after the date of this First Supplemental Indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Company and any Subsidiary or between Subsidiaries), which Property has been or is to be sold or transferred by the Company or such Subsidiary to any party with the intention of taking back a lease of such Property.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date of this First Supplemental Indenture.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this First Supplemental Indenture shall refer to a Subsidiary or Subsidiaries of the Company.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which this First Supplemental Indenture is qualified under the TIA.

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required to be held by others in Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02	Other Definitions.

Term	Defined in Section

“Change of Control Offer”	4.05
“Covenant Defeasance”	7.04
“Event of Default”	6.02
“Legal Defeasance”	7.03
“Mortgage”	4.04(a)
“Non-Guarantor Subsidiary Indebtedness”	4.04(b)
“Payment Default”	6.02(e)
“PDF”	10.9
“Property”	4.04(a)
“Subsidiary Guarantee”	4.07
“Subsidiary Guarantor”	4.07

Section 1.03	Incorporation by Reference of Trust Indenture Act.

Whenever this First Supplemental Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this First Supplemental Indenture.

The following TIA terms used in this First Supplemental Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this First Supplemental Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this First Supplemental Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “will” shall be interpreted to express a command; and

(8) references to sections of the Indenture refer to sections of this First Supplemental Indenture.

Section 1.05	Relationship with Base Indenture.

Unless otherwise stated herein, the terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by

their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Base Indenture effected by this First Supplemental Indenture, but only upon the terms and conditions set forth in this First Supplemental Indenture. The Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

ARTICLE 2.

THE NOTES

Section 2.01	Form and Dating.

(a) The Notes shall initially be issued in registered global form without interest coupons. The Notes shall be substantially in the form of Exhibit A hereto (including the Global Note legend thereon). Notes issued in definitive form, if any, shall be substantially in the form of Exhibit A attached hereto (but without the Global Note legend thereon). The Notes may have such other notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall furnish any such other notations, legends or endorsements to the Trustee in writing. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this First Supplemental Indenture and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Base Indenture, the provisions of the Note shall govern and be controlling, and to the extent any provision of the Note conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern and be controlling.

(c) Each Global Note shall represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time as reflected in the records of the Trustee and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The Trustee’s records shall be noted to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby, in accordance with instructions given by the Holder thereof as required by Section 2.8 of the Base Indenture.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01	Base Indenture

Article 12 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Article 12 in the Base Indenture shall instead be deemed to refer to Article 3 of this First Supplemental Indenture.

Section 3.02	Notice to Trustee.

If the Company elects to redeem Notes pursuant to the redemption provisions of Section 3.08 hereof, it will furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(i) the provision of this First Supplemental Indenture pursuant to which the redemption will occur;

(ii) the redemption date;

(iii) the principal amount of Notes to be redeemed; and

(iv) the redemption price.

Section 3.03	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time and the Notes are in global form held by DTC or any successor Depositary, DTC or such Depositary will select the Notes to be redeemed in accordance with its procedures. If the Notes are not in global form held by DTC or any successor Depositary, the Trustee will select Notes either pro rata, by lot or by such other method as the Trustee shall deem appropriate in accordance with industry standards at the time of such redemption. In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, will be redeemed. Except as provided in the preceding sentence, provisions of this First Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.04	Notice of Redemption.

At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes pursuant to Article 7 hereof or pursuant to a satisfaction and discharge pursuant to the Base Indenture). The Company may provide in the notice that payment of the redemption price and the performance of the Company’s obligations with regard to the redemption may be performed by another Person.

The notice will identify the Notes to be redeemed, including the CUSIP numbers, and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder of such Notes upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this First Supplemental Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company will have delivered to the Trustee, at least 45 days prior to the redemption date (or such shorter period as the Trustee in its sole discretion may allow), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.05	Effect of Notice of Redemption.

Once a notice of redemption is mailed in accordance with Section 3.04 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price; provided, that any redemption of Notes pursuant to this First Supplemental Indenture may, at the Company’s discretion, be subject to one or more conditions precedent. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Section 3.06	Deposit of Redemption Price.

One Business Day prior to the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued and unpaid interest (if any) on, all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest (if any) on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest will be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption will not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.07	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

No Notes of $2,000 or less can be redeemed in part.

Section 3.08	Optional Redemption.

The Company may, in whole at any time or in part from time to time, redeem the Notes (including any additional Notes) at its option upon notice properly given under Section 3.04 of this First Supplemental Indenture, at a redemption price equal to the greater of (1)100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the redemption date) from the redemption date through the scheduled maturity date of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

In the case of any redemption, the Company also will pay accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record of such Notes on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the redemption date).

Section 3.09	Mandatory Redemption; Sinking Fund.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

COVENANTS

Section 4.01	Base Indenture

Section 3.6 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture.

Section 4.02	Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after the Company files them with the SEC):

(1) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2) within the time period specified in the SEC’s rules and regulations for non-accelerated filers, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such other reports on Form 8-K (or any successor or comparable form); and

(4) any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event, the Company will make available such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the SEC if the Company were subject to Section 13 or 15(d) of the Exchange Act.

(b) Notwithstanding Section 4.02(a), the Company will be deemed to have furnished such reports referred to above to the Trustee and Holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) or, if the Company is not subject to reporting under Section 13 or 15(d) of the Exchange Act and is not permitted to file such reports with the SEC, if the Company posts such reports on its publicly available website, it being understood that the Trustee shall have no obligation whatsoever to determine whether such filings have been made.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.03	Stay, Extension and Usury Laws.

The Company will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this First Supplemental Indenture; and the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.04	Restrictions on Secured Debt.

(a) Neither the Company nor any Subsidiary will create, incur, issue, assume or guarantee any Indebtedness secured by a mortgage, security interest, pledge or lien (collectively, a “Mortgage”) on or upon any of their property or assets (collectively, “Property”), whether owned at the date of this First Supplemental Indenture or acquired after the date of the First Supplemental Indenture, without ensuring that the Notes (together with, if the Company chooses, any other Indebtedness created, issued, assumed or guaranteed by the Company or any Subsidiary then existing or thereafter created) will be secured by such Mortgage equally and ratably with (or, at the Company’s option, prior to) such Indebtedness. This restriction will not apply to Indebtedness secured by any of the following:

(1) Mortgages on any Property acquired, leased, constructed or improved by the Company or any Subsidiary after the date of this First Supplemental Indenture to secure Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such Property or of the cost of any construction or improvements on such Property, including Mortgages created as a result of an acquisition by way of Capital Lease, in each case, to the extent that the Indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or improvement of such Property, as the case may be;

(2) Mortgages on any Property of a Person existing at the time it is merged, combined or amalgamated with or into or consolidated with, or its assets or Capital Stock are acquired by, the Company or any of the Company’s Subsidiaries or it otherwise becomes a Subsidiary of the Company; provided, however, that in each case (a) the Indebtedness secured by such Mortgage was not incurred in contemplation of such merger, combination, amalgamation, consolidation, acquisition or transaction in which such Person becomes a Subsidiary of the Company and (b) such Mortgage extends only to the Property of such Person (and Subsidiaries of such Person);

(3) Mortgages in favor of the Company or any Subsidiary;

(4) Mortgages in favor of the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the Property subject to any such Mortgage, or the cost of constructing or improving the Property subject to such Mortgage;

(5) Mortgages to secure the Credit Agreement;

(6) Mortgages existing on the date of this First Supplemental Indenture (other than Mortgages to secure the Credit Agreement);

(7) Mortgages securing industrial revenue, pollution control or similar bonds issued or guaranteed by the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision;

(8) Mortgages securing obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds; and

(9) extensions, renewals or replacements of any Mortgage referred to above (other than extensions, renewals or replacements of (i) Mortgages referred to in clause (5) of this Section 4.04(a) and (ii) any Mortgage that secures the 12 3/4% Senior Secured Notes due 2014); provided, however, that the principal amount of Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (other than any increases attributable to (a) any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced, (b) the amount of any premium reasonably determined by the Board of Directors as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and (c) any fees or expenses incurred in connection with such refinancing), and such extension, renewal or replacement will be limited to all or a part of the Property plus improvements and construction on such Property which was subject to the Mortgage so extended, renewed or replaced.

(b) Notwithstanding the restrictions described under Section 4.04(a), the Company and any of its Subsidiaries may, without having to equally and ratably secure the Notes, issue, assume or guarantee Indebtedness secured by a Mortgage not excepted from the foregoing restriction, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restriction (other than any such Indebtedness secured by Mortgages permitted as described in clauses (1) through (9) of Section 4.04(a) and any Indebtedness secured by Mortgages in relation to which the Notes have been and continue to be equally and ratably secured (or secured on a priority basis)) plus the aggregate amount (without duplication) of all Attributable Debt of the Company and any of its Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted as described under clauses (1) and (2) of Section 4.08) taken together with the aggregate principal amount of all Indebtedness (other than intercompany Indebtedness) of Subsidiaries of the Company that do not guarantee the Notes at that time outstanding (“Non-Guarantor Subsidiary Indebtedness”), does not exceed 10% of Consolidated Net Tangible Assets of the Company.

Section 4.05	Change of Control.

(a) Upon the occurrence of a Change of Control Repurchase Event with respect to the Notes, the Company will offer to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the date of the repurchase), except to the extent the Company has previously or concurrently elected to redeem the Notes as described under Section 3.08 and all conditions precedent applicable to such election to redeem the Notes have been satisfied.

(b) Within 30 days following any Change of Control Repurchase Event, except to the extent that the Company has exercised its right to redeem the Notes by delivery of a notice of redemption as described under Section 3.08 and all conditions precedent applicable to such redemption notice have been satisfied, the Company shall mail a notice (a “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1) that a Change of Control Repurchase Event has occurred and that the Company is obligated to offer to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the date of the repurchase);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3) the instructions determined by the Company, consistent with this Section 4.05, that a Holder must follow in order to elect to have the Company repurchase such Holder’s Notes.

(c) A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, and conditioned upon the occurrence of such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) The Company will not be required to make a Change of Control Offer with respect to the Notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this First Supplemental Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(e) Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to Section 4.05(d) will have the status of Notes issued and Outstanding.

(f) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.05. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.05, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.05 by virtue thereof.

Section 4.06	Corporate Existence.

Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and (ii) the rights (charter and statutory), licenses and franchises of the Company and the Subsidiary Guarantors, if any; provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiary Guarantors, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.07	Subsidiary Guarantors.

(a) The Company will cause each Wholly Owned Domestic Subsidiary of the Company that is an issuer or co-issuer in respect of, or guarantees any, (i) Capital Markets Debt and/or (ii) syndicated loan financing (other than pursuant to the Credit Agreement) after the Issue Date, to execute and deliver to the Trustee a supplemental indenture substantially in the form set forth in Exhibit B hereto joining such Subsidiary to this First Supplemental Indenture, pursuant to which such Subsidiary will guarantee payment of the Notes in accordance with the terms of Article 9 hereof (each such guarantee of the Notes, a “Subsidiary Guarantee” and each such Subsidiary, a “Subsidiary Guarantor”) for so long as such debt giving rise to such guarantee obligation remains an obligation of such Subsidiary. The Company may cause other Subsidiaries to guarantee the Notes at its option.

(b) The Subsidiary Guarantee of any such Subsidiary will be released upon:

(1) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary of the Company or the Company;

(2) discharge of this First Supplemental Indenture or Legal Defeasance or Covenant Defeasance; or

(3) any Subsidiary Guarantor ceasing to guarantee or be the issuer of all Capital Markets Debt or syndicated loan financing specified above;

and in each such case such Subsidiary shall be deemed automatically and unconditionally released and discharged from all the Subsidiary’s obligations under the Subsidiary Guarantee with respect to the Notes without any further action required on the part of the Subsidiary, the Company, the Trustee or any Holder of the Notes. In the event of the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or all or substantially all of its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary or the Company, such person shall not be subject to the Subsidiary’s obligations under the Subsidiary Guarantee.

Section 4.08	Sale and Lease-Back Transactions.

Neither the Company, nor any of its Subsidiaries, will, enter into any Sale and Lease-Back Transaction with respect to any of their Property unless:

(1) the Company or such Subsidiary is entitled under Section 4.04 to create, issue, assume or guarantee Indebtedness secured by a Mortgage on the Property to be leased without having to equally and ratably secure the Notes;

(2) the Company or such Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of Property or the Attributable Debt in respect of such Sale and Lease-Back Transaction) within a period commencing one year prior to the consummation of such Sale and Lease-Back Transaction and ending one year after the consummation thereof, to make prepayments, repayments, redemptions or retirements on Long-Term Indebtedness or acquire, construct or improve long-term assets; or

(3) the Attributable Debt of the Company or such Subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as are permitted as described under clauses (1) and (2) of this Section 4.08), plus the aggregate principal amount (without duplication) of Indebtedness secured by Mortgages then outstanding (other than any such Indebtedness secured by Mortgages permitted as described in clauses (1) through (9) of Section 4.04(a) and any Indebtedness secured by Mortgages in relation to which the Notes have been and continue to be equally and ratably secured (or secured on a priority basis)) taken together with any Non-Guarantor Subsidiary Indebtedness, would not exceed 10% of Consolidated Net Tangible Assets of the Company.

ARTICLE 5.

SUCCESSORS

Section 5.01	Base Indenture

Sections 9.1 and 9.2 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 9.1 or Section 9.2 in the Base Indenture shall instead be deemed to refer to Section 5.02 or 5.03, as applicable, of this First Supplemental Indenture.

Section 5.02	Merger, Consolidation or Sale of Assets.

(a) The Company may consolidate with or merge with or into any other corporation, or lease, sell or transfer all or substantially all of its property and assets if:

(1) the corporation formed by such consolidation or into which the Company is merged, or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

(2) the corporation formed by such consolidation or into which the Company is merged (if the Company is not the surviving entity), or the party which acquires by lease, sale or transfer all or substantially all of the Company’s property and assets, agrees to pay the principal of, and any premium and interest on, the Notes and to perform and observe all covenants and conditions of the Indenture by executing and delivering to the Trustee a supplemental indenture; and

(3) immediately after giving effect to such transaction, no Default or Event of Default has happened and is continuing.

(b) Except as provided in Section 4.07(b), a Subsidiary Guarantor may not consolidate with or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) or lease, sell or transfer all or substantially all of its properties and assets to another Person, other than the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than the Subsidiary Guarantor, assumes all the obligations of that Subsidiary Guarantor under this First Supplemental Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee.

(c) This Section 5.02 will not prevent any consolidation, merger, lease, sale, transfer or other disposition of property solely between or among the Company and its Subsidiaries so long as the Company and the Subsidiary Guarantors, if any, comply with Section 5.02(a) and Section 5.02(b).

Section 5.03	Successor Corporation Substituted.

(a) In the event that the Company consolidates with or merges with or into another corporation or sells substantially all of the Company’s assets to any other corporation in compliance with Section 5.02(a), the surviving entity (if other than the Company) will be substituted for the Company under the Indenture, and the Company will be discharged from all of its obligations under the Indenture.

(b) In the event that any Subsidiary Guarantor consolidates with or merges with or into a Subsidiary of the Company or sells substantially all of such Subsidiary Guarantor’s assets to a Subsidiary of the Company in compliance with Section 5.02(b), the surviving entity (if other than such Subsidiary Guarantor) will be substituted for such Subsidiary Guarantor under the Indenture, and such Subsidiary Guarantor will be discharged from all of its obligations under the Indenture.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01	Base Indenture

Sections 5.1, 5.6 and 5.10 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Sections 5.1, 5.6 or 5.10 in the Base Indenture shall instead be deemed to refer to Section 6.02, 6.04 or 6.05, as applicable, of this First Supplemental Indenture.

Section 6.02	Events of Default.

With respect to the Notes, an “Event of Default” is defined as being:

(a) a failure to pay interest upon the Notes that continues for a period of 30 days after payment is due;

(b) a failure to pay the principal or premium, if any, on the Notes when due upon maturity, redemption, acceleration or otherwise;

(c) a failure by the Company to comply with Section 4.05 and a failure by the Company or a Subsidiary Guarantor to comply with Section 5.02;

(d) a failure by the Company or any Subsidiary to comply with any other agreements or covenants contained in this First Supplemental Indenture applicable to the Notes for a period of 60 days after written notice to the Company of such failure from the Trustee (or to the Company and the Trustee from the Holders of at least 25% of the principal amount of the Notes then Outstanding);

(e) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this First Supplemental Indenture, if that default:

(1) is caused by a failure to pay principal on such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(f) failure by the Company or any of its Significant Subsidiaries to pay final judgments with respect to which no appeal may be or has been taken, entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed, for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(g) any Subsidiary Guarantee required by this First Supplemental Indenture, if any, of a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under this First Supplemental Indenture, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under this First Supplemental Indenture, denies or disaffirms its obligations under its Subsidiary Guarantee, in each case, except as permitted by this First Supplemental Indenture;

(h) the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors; or

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

(ii) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; and

in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.03	Acceleration.

If an Event of Default specified in clause (h) or (i) of Section 6.02 hereof occurs and is continuing, all Outstanding Notes will be due and payable without further action or notice. Holders of the Notes may not enforce this First Supplemental Indenture or the Notes except as provided in this First Supplemental Indenture. If any Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 6.02 hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may, by notice in writing to the Company (and to the Trustee if given by Holders), declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes will become due and payable immediately.

Section 6.04	Waiver of Defaults.

The Holders of a majority of the principal amount of the Notes then Outstanding may waive future compliance by the Company with Sections 4.04, 4.05, 4.07, 4.08 and 5.02 of this First Supplemental Indenture. The Holders of at least a majority in principal amount of the Notes then Outstanding may waive any past Default under this First Supplemental Indenture, except a failure by the Company to pay the principal of, or any premium or interest on, any Notes or a Default with respect to a provision that cannot be modified or amended without the consent of the Holders of all Notes then Outstanding. Any such waiver may be obtained in connection with a purchase of, or tender offer or exchange offer for, Notes. The Holders of at least a majority in aggregate principal amount of the then Outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders of all the Notes, rescind an acceleration and its consequences hereunder if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived.

Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

The Company may, in the circumstances permitted by the TIA, fix any day as the record date for the purpose of determining the Holders of Notes entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or taken by Holders of Notes under Section 5.9 of the Base Indenture or this Section 6.04. If not set by the Company prior to the first solicitation of a Holder of Notes made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 4.1 of the Base Indenture) prior to such first solicitation or vote, as the case may be.

Section 6.05	Limitation on Suits.

No Holder of any note will have any right to institute any proceeding with respect to this First Supplemental Indenture or for any remedy under this First Supplemental Indenture unless:

(a) the Trustee has failed to institute such proceeding for 60 days after the Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b) the Holders of at least 25% in principal amount of the Outstanding Notes have made a written request and offered security or indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee;

(c) the Trustee shall have failed to comply with the request for 60 days after its receipt of such notice and offer of security and indemnity; and

(d) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request;

it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee, that no one or more Holders of Notes shall have any right in any manner whatever by virtue or by availing of any provision of the Indenture to affect, disturb or prejudice the rights of any other such Holder of Notes, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under the Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Notes (it being further understood that (subject to Section 6.1 of the Base Indenture) the Trustee shall have no duty to ascertain whether or not such actions or forebearances are unduly prejudicial to such Holders). For the protection and enforcement of the provisions of this Section, each and every Holder of a Note and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding anything above in this Section 6.05, the Holder of any Note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such Note on or after the date or dates they are to be paid as expressed in such Note and to institute suit for the enforcement of any such payment.

ARTICLE 7.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 7.01	Base Indenture

Section 10.3 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Section 10.3 in the Base Indenture shall instead be deemed to refer to Section 7.05 and 7.06 of this First Supplemental Indenture.

Section 7.02	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 7.03 or 7.04 hereof be applied to all Outstanding Notes upon satisfaction of the conditions set forth in Section 7.05 hereof.

Section 7.03	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.03, the Company will be deemed to have been discharged from its obligations with respect to all Outstanding Notes and to have each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which will thereafter be deemed to be “Outstanding” only for the purposes of Section 7.06 hereof and the other Sections of this First Supplemental Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under the Notes and this First Supplemental Indenture (and the Trustee, on demand of and at the expense of the Company, will execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 7.05 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest on such Notes when such payments are due (but not the purchase price referred to under Section 4.05 hereof), (b) the Company’s obligations with respect to the Notes under Article 2 and Section 3.2 of the Base Indenture and the Company’s rights under Section 3.08 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith and (d) this Article 7. Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.03 notwithstanding the prior exercise of its option under Section 7.04 hereof.

Section 7.04	Covenant Defeasance.

Upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.04, the Company will be released from its obligations under the covenants contained in Sections 4.04, 4.05, 4.07, 4.08 and 5.02 hereof with respect to the Outstanding Notes (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.02 hereof, but, except as specified above, the remainder of this First Supplemental Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 7.02 hereof of the option applicable to this Section 7.04 hereof, subject to the satisfaction of the conditions set forth in Section 7.05 hereof, Sections 6.02(c), (d) and (g) hereof will not constitute Events of Default.

Section 7.05	Conditions to Legal or Covenant Defeasance.

The following will be the conditions to the application of either Section 7.03 or 7.04 hereof to the Outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination thereof in an amount sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the Notes on the due dates for those payments in accordance with the terms of the Notes; and

(b) the Company will have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Section 7.06	Other Miscellaneous Provisions.

Anything in this Article 7 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 7.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.05(b) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

ARTICLE 8.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 8.01	Base Indenture.

Sections 8.1 and 8.2 of the Base Indenture shall not apply to the Notes and hereafter shall be void and of no force and effect except solely with respect to any other series of Securities issued under the Base Indenture; and, insofar as relating to the Notes, any reference to Sections 8.1 or 8.2 in the Base Indenture shall instead be deemed to refer to Section 8.02 or 8.03, as applicable, of this First Supplemental Indenture.

Section 8.02	Without Consent of Holders of Notes.

Notwithstanding Section 8.03 of this First Supplemental Indenture, the Company and the Trustee may modify, amend or supplement this First Supplemental Indenture, the Notes or a Subsidiary Guarantee without the consent of any Holder or Holders of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations, if any, to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under this First Supplemental Indenture of any Holder of the Notes;

(e) to comply with the requirements of the SEC in order to effect or maintain the qualification of this First Supplemental Indenture under the TIA, to provide for the issuance of additional Notes in accordance with the Indenture or to allow any Subsidiary that will be a Subsidiary Guarantor to execute a supplemental indenture with respect to the Notes;

(f) to conform the text of this First Supplemental Indenture, the Notes or the Subsidiary Guarantees to any provision of the Description of the Notes to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of this First Supplemental Indenture or the Notes as evidenced in an Officers’ Certificate;

(g) to evidence and provide for the acceptance of appointment by a successor trustee;

(h) to secure the Notes;

(i) to release any Mortgage granted in favor of the Holders of the Notes pursuant to Section 4.04 hereof; and

(j) to remove a Subsidiary Guarantor with respect to the Notes which, in accordance with the terms of this First Supplemental Indenture, ceases to be liable in respect of its Subsidiary Guarantee.

The Trustee is hereby authorized to join with the Company in the execution of any such amendment to this First Supplemental Indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such amendment to this First Supplemental Indenture which affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section may be executed without the consent of the Holders of any of the Securities at the time outstanding, notwithstanding any of the provisions of Section 8.03.

Section 8.03	With Consent of Holders of Notes.

The Company and the Trustee may modify, amend or supplement this First Supplemental Indenture, including to release Subsidiary Guarantees, with the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) of the Holders of a majority of the principal amount of the Notes then Outstanding. However, no such modification, amendment or supplement may, without the consent of the Holders of all then Outstanding Notes:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this First Supplemental Indenture relating to waivers of past Defaults or the rights of Holders of the Notes to receive payments of principal of interest or premium, if any, on the Notes;

(g) waive a redemption payment with respect to any Note;

(h) release any Subsidiary Guarantor, if any, from any of its obligations under its Subsidiary Guarantee or this First Supplemental Indenture, except in accordance with the terms of this First Supplemental Indenture; or

(i) make any change in this Section 8.03.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Article 6 of the Base Indenture, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this First Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this First Supplemental Indenture or otherwise.

Section 8.04	Payments for Consent.

The Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, including any related tender offer consideration, whether by way of interest, fee or otherwise, to any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this First Supplemental Indenture or the notes unless the same consideration is offered to be paid or agreed to be paid to all Holders of the Notes affected thereby that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Section 8.05	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE 9.

GUARANTEES

Section 9.01	Subsidiary Guarantee.

Subject to this Article 9, any Person that is required to become a Subsidiary Guarantor pursuant to Section 4.07 hereof will, jointly and severally, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this First Supplemental Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Subsidiary Guarantors hereby agree that their obligations hereunder will be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this First Supplemental Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

Each Subsidiary Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this First Supplemental Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

Each Subsidiary Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors will have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

Section 9.02	Limitation on Subsidiary Guarantor Liability.

By its acceptance of Notes, each Holder, hereby confirms, and any Person that is required to become a Subsidiary Guarantor pursuant to Section 4.07 hereof will confirm, that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee and the Holders hereby irrevocably agree, and any Person that is required to become a Subsidiary Guarantor pursuant to Section 4.07 hereof will agree, that the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and this Article 9 will be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 9, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

ARTICLE 10.

MISCELLANEOUS

Section 10.01	Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this First Supplemental Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else will have the protection of TIA Section 312(c).

Section 10.02	Rules by Trustee and Agent.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 10.03	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee or stockholder of the Company or any Subsidiary will have any liability for any of the Company’s obligations under the Notes or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 10.04	Governing Law; Waiver of Jury Trial.

THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES, IF ANY, ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.05	No Adverse Interpretation of Other Agreements.

This First Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this First Supplemental Indenture.

Section 10.06	Successors.

All agreements of the Company in this First Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors.

Section 10.07	Severability.

In case any provision in this First Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10.08	Table of Contents, Headings, Etc.

The Table of Contents and Headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 10.09	Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following page]

SIGNATURES

    Dated as of August 21, 2012

UNISYS CORPORATION

By:	/s/ Scott A. Battersby
Name: Scott A. Battersby
Title: Vice President and Treasurer

Signature Page to Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

Signature Page to Indenture

EXHIBIT A

[FACE OF NOTE]

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO ARTICLE 2 OF THE BASE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO ARTICLE 2 OF THE BASE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO ARTICLE 2 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

6.25% SENIOR NOTES DUE 2017

No.

ISIN No.:	$
CUSIP No.:

UNISYS CORPORATION

promises to pay          or registered assigns, the principal sum of          DOLLARS on August 15, 2017.

Interest Payment Dates: February 15th and August 15th

Record Dates: February 1st and August 1st

Dated: August 21, 2012

UNISYS CORPORATION

By:
Name:
Title:

Date of Authentication:

This is one of the Global Notes

referred to in the within-

mentioned First Supplemental Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[BACK OF NOTE]

6.25% Senior Notes due 2017

Capitalized terms used herein have the meanings assigned to them in the Base Indenture or the First Supplemental Indenture, as applicable, referred to below unless otherwise indicated.

1. INTEREST. Unisys Corporation, a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.25% per annum from the date hereof until maturity. The Company will pay interest semi-annually on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), and no interest on such payment will accrue for the period from and after such Interest Payment Date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be February 15, 2013. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Paying Agent within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Trustee may be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the First Supplemental Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. This Note is one of a duly authenticated series of securities of the Company issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of June 1, 2012, between the Company and the Trustee, as amended by the First Supplemental Indenture (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), dated as of August 21, 2012, among the Company and the Trustee. The terms of the Notes include those stated in the First Supplemental Indenture and those made part of the First Supplemental Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the First Supplemental Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Base Indenture, the provisions of this Note will govern and be controlling, and to the extent any provision of this Note conflicts with the express provisions of the First Supplemental Indenture, the provisions of the First Supplemental Indenture will govern and be controlling.

5. OPTIONAL REDEMPTION.

The Company may, in whole at any time or in part from time to time, redeem the Notes (including any additional Notes) at the Company’s option upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of (1)100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the redemption date) from the redemption date through the scheduled maturity date of the Notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points.

In the case of any redemption, the Company also will pay accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of Holders of record of such Notes on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the redemption date).

6. MANDATORY REDEMPTION. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

7. CHANGE OF CONTROL.

(a) Upon the occurrence of a Change of Control Repurchase Event with respect to the Notes, the Company will offer to repurchase the Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on any relevant interest payment date falling on or prior to the date of the repurchase), except to the extent the Company has previously or concurrently elected to redeem the Notes as described under Section 3.08 of the First Supplemental Indenture and all conditions precedent applicable to such election to redeem the Notes have been satisfied.

(b) Within 30 days following any Change of Control Repurchase Event, except to the extent that the Company has exercised its right to redeem the Notes by delivery of a notice of redemption as described under Section 3.08 of the First Supplemental Indenture and all conditions precedent applicable to such redemption notice have been satisfied, the Company shall mail a notice (a “Change of Control Offer”) to each Holder of Notes with a copy to the Trustee.

8. NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes may be transferred or exchanged as provided in the First Supplemental Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the First Supplemental Indenture. The Company need not exchange or transfer any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11. AMENDMENT, SUPPLEMENT AND WAIVER. The Base Indenture may be amended as provided therein. Subject to certain exceptions, the First Supplemental Indenture or the Notes may be

modified, amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then Outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class, and any existing default or compliance with any provision of the First Supplemental Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, voting as a single class. Without the consent of any Holder of a Note, the First Supplemental Indenture or the Notes may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations, if any, to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the First Supplemental Indenture of any such Holder; (v) to comply with the requirements of the SEC in order to effect or maintain the qualification of the First Supplemental Indenture under the Trust Indenture Act, to provide for the issuance of additional Notes in accordance with the Indenture or to allow any Subsidiary that will be a Subsidiary Guarantor to execute a supplemental indenture with respect to the Notes; (vi) to conform the text of the First Supplemental Indenture or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the First Supplemental Indenture or the Notes as evidenced in an Officers’ Certificate; (vii) to evidence and provide for the acceptance of appointment by a successor trustee; (viii) to secure the Notes; (ix) to release any Mortgage granted in favor of the Holders of the Notes pursuant to Section 4.04 of the First Supplemental Indenture and (x) to remove a Subsidiary Guarantor with respect to the Notes which, in accordance with the terms of the First Supplemental Indenture, ceases to be liable in respect of its Subsidiary Guarantee.

12. DEFAULTS AND REMEDIES. Each of the following is an “EVENT OF DEFAULT”: (i) a failure to pay interest upon the Notes that continues for a period of 30 days after payment is due; (ii) a failure to pay the principal or premium, if any, on the Notes when due upon maturity, redemption, acceleration or otherwise; (iii) a failure by the Company to comply with Section 4.05 of the First Supplemental Indenture and a failure by the Company or a Subsidiary Guarantor to comply with Section 5.02 of the First Supplemental Indenture; (iv) a failure by the Company or any Subsidiary to comply with any other agreements or covenants contained in the First Supplemental Indenture applicable to the Notes for a period of 60 days after written notice to the Company of such failure from the Trustee (or to the Company and the Trustee from the Holders of at least 25% of the principal amount of the Notes then Outstanding); (v) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of the Company’s Subsidiaries (or the payment of which is guaranteed by the Company or any of the Company’s Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the First Supplemental Indenture, if that default (a) is caused by a failure to pay principal on such Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in such Indebtedness) (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; (vi) failure by the Company or any of its Significant Subsidiaries fails to pay final judgments aggregating in excess of $50.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed, for a period of 60 days, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; (vii) any Subsidiary Guarantee required by the First Supplemental Indenture, if any, of a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under the First Supplemental Indenture, or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary required to give a Subsidiary Guarantee under the First Supplemental Indenture, denies or disaffirms its obligations under its Subsidiary Guarantee, in each case, except as permitted by the First Supplemental Indenture; or (viii) certain events of bankruptcy or insolvency occur with respect to the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, all Outstanding Notes will become due and payable without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then Outstanding Notes may declare all the Notes to be due and payable. Holders may not enforce the First Supplemental Indenture or the Notes except as provided in the First Supplemental Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest. The Holders of a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the First Supplemental Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the First Supplemental Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. No director, officer, employee or stockholder of the Company or any Subsidiary will have any liability for any of the Company’s obligations under the Notes or the First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture, the First Supplemental Indenture and the Subsidiary Guarantees. Requests may be made to:

Unisys Corporation

801 Lakeview Drive, Suite 100

Blue Bell, PA 19422

Attention: Investor Relations

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(sign exactly as your name appears on the face of this senior note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.05 of the First Supplemental Indenture, sign and complete this form.

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.05 of the First Supplemental Indenture, state the amount you elect to have purchased (if no amount is stated, this election will apply to the entire amount of the Note): $

Date:

Your Signature:
(sign exactly as your name appears on the face of this senior note)

Tax Identification No:

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule of Exchanges of Interests in the Global Note *

The following exchanges of a part of this Global Note for an interest in another Global Note, or exchanges of a part of another Global Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among              (the “Guaranteeing Subsidiary”), a subsidiary of Unisys Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company and Wells Fargo Bank, National Association, a national banking association, as trustee under the First Supplemental Indenture referred to herein (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 1, 2012 (the “Base Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of August 21, 2012 (the Indenture, as supplemented by the First Supplemental Indenture and any other supplemental indenture applicable to the Notes, the “Indenture”), providing for the issuance of 6.25% Senior Notes due 2017 (the “Notes”);

WHEREAS, the First Supplemental Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the First Supplemental Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

WHEREAS, pursuant to Section 8.02 of the First Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions set forth in the Subsidiary Guarantee and in the First Supplemental Indenture including but not limited to Article 9 thereof.

4. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Subsidiary Guarantees, the First Supplemental Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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